Exhibit 4.1
SXC HEALTH SOLUTIONS CORP.
AMENDED AND RESTATED STOCK OPTION PLAN
May 16, 2007
A. Purpose
     The purpose of the Stock Option Plan (the “Plan”) is to provide a means whereby the Corporation may, through the grant of options to purchase common shares of the Corporation (“common shares”) to officers, directors, employees and service providers of the Corporation, and of any affiliate or subsidiary of the Corporation, motivate officers, directors, employees and other service providers (including officers and directors who are not employees) to exert their best efforts on behalf of the Corporation, and any affiliate or subsidiary, and closely align the personal interests of such officers, directors, employees and service providers with those of the shareholders. Options may be granted by the Corporation from time to time to officers, directors, key employees and service providers or to a personal holding corporation controlled by such optionees or to a registered retirement savings plan established by such optionees of the Corporation, or of any affiliate or subsidiary of the Corporation, to purchase common shares (such persons, corporations and plans shall be considered to be the class of eligible optionees hereunder).
B. Number of Shares Available Under Plan
     Common shares to be issued upon exercise of an option granted under the Plan shall be reserved on the date of the grant of an option for issuance upon exercise of such option.
     (1) Maximum Number. Subject to adjustment as provided in Subparagraph D(8) below, the aggregate number of common shares which may be issued under the Plan shall not exceed 3,937,500 common shares.
     (2) Insiders. Notwithstanding anything else herein contained:
(a)	the number of common shares which may be reserved for issuance under the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation to insiders (as defined in the Securities Act (Ontario)) of the Corporation (“Insiders”), and of any affiliate or subsidiary of the Corporation, shall not exceed 10% of the outstanding issue (as hereinafter defined);

(b)	the number of common shares which may be issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation to Insiders of the Corporation, and of any affiliate or subsidiary of the Corporation, shall not exceed 10% of the outstanding issue; and

(c)	the number of common shares which may be issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation to any one Insider of the Corporation, or of any affiliate or subsidiary of the Corporation, and such Insider’s associates shall not exceed 5% of the outstanding issue.
     For the purposes of this Subparagraph B(2)(a), “outstanding issue” means the number of common shares outstanding on a non-diluted basis, subject to applicable adjustments as provided for in the by-laws and rules of any stock exchange having jurisdiction. For the purposes of this Subparagraph B(2)(b) and (c), “outstanding issue” is determined on the basis of the number of common shares that are outstanding immediately prior to the share issuance in question, excluding common shares issued pursuant to share compensation arrangements over the preceding one-year period. For the purposes of this Subparagraph B(2), an entitlement granted prior to the grantee becoming an Insider may be excluded in determining the number of shares issuable to Insiders.
     (3) Individual. The aggregate number of common shares which may be reserved for issuance to any one person under the Plan shall not exceed the number of common shares remaining after:

(i)	the aggregate number of common shares reserved for issuance under the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation held by such person on the date of the grant of any option;
is subtracted from
(ii)	5% of the aggregate number of common shares issued and outstanding (on a non-diluted basis) on the date of the grant of such option.
     (4) Independent Directors. The aggregate number of common shares which may be reserved for issuance to all non-employee directors of the Corporation as a group shall not exceed the lesser of (i) 10% of the aggregate number of all common shares which may then be issued pursuant to all outstanding options (calculated as at the date of each grant of options to any non-employee director), and (ii) 1% of the number of common shares then issued and outstanding.
     (5) Termination, Expiry, etc. If any option granted under the Plan shall terminate, expire or, with the consent of the optionee, be cancelled as to any common shares, new options may thereafter be granted covering such common shares, subject to applicable regulatory requirements.
C. Administration
     (1) Supervision by Board. The Plan shall be administered under the supervision of the board of directors of the Corporation or by the compensation committee of the board of directors which is charged with the responsibility of administering the Plan (both of which are referred to hereinafter as the “Board”).
     (2) Powers of Board. Subject to the provisions of the Plan, the Board shall have the power to:
(a)	determine and designate from time to time those officers, directors, employees and service providers of the Corporation, or of any affiliate or subsidiary of the Corporation, to whom options are to be granted and the number of common shares to be optioned to each such officer, director, employee or service provider; and

(b)	determine the time or times when, and the manner in which, each option shall be exercisable and the duration of the exercise period for each proposed option.
     (3) Other Options and Purchase Plans. An officer, director, employee or service provider who has been granted an option may, if the person is otherwise eligible, be granted an additional option or options under this Plan or any other option or purchase plans of the Corporation if the Board shall so determine.
     (4) Interpretation: Rules and Regulations. The Board may interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other actions as it deems necessary or advisable. Without limiting the generality of the foregoing, the Board may, in its discretion, treat all or any portion of any period during which an optionee is on an approved leave of absence from the Corporation, or an affiliate or subsidiary of the Corporation, as a period of employment of such optionee by the Corporation, or such affiliate or subsidiary, as the case may be, for the purpose of accrual of the optionee’s rights under the optionee’s option. Any interpretation, determination or other action made or taken by the Board shall be final, binding and conclusive.
     (5) Tax Code Compliance. It is intended that options granted under the Plan shall not constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). In granting such option, the Board will use its best efforts to exercise its authority under the Plan with respect to the terms of such option in a manner that the Board determines in good faith will not cause the option to be subject to Section 409A of the Code and, should the option be subject to Section 409A of the Code, to comply with Section 409A of the Code and thereby avoid the imposition of penalty taxes and interest upon the holder of the option.

D. Terms and Conditions
     Each option granted under the Plan shall be evidenced by an agreement, in a form approved by the Board, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Board may deem appropriate:
     (1) Option Period. Each option agreement shall specify the period for which the option thereunder is exercisable (which in no event shall exceed five (5) years from the date of grant) and shall provide that the option shall expire at the end of such period. Notwithstanding the expiration date applicable to any option, if an option would otherwise expire during or immediately after a Black-out Period, then such option shall expire 10 business days following the expiration of the Black-out Period, provided that the period during which such option shall be exercisable shall not be extended beyond five (5) years from the date such option is granted to the optionee. For the purposes of this Section D(1), “Black-out Period” means the period during which the Corporation has imposed restrictions on its Insiders and certain other persons pursuant to its insider trading and disclosure policies.
     (3) Option Price. The option price per common share shall be determined by the Board at the time any option is granted but in no event shall such price be lower than the Market Price (as hereinafter defined) at the time of the grant.
“Market Price” means:
(a)	at any time during which the common shares are listed and posted for trading on the NASDAQ Global Market (“NASDAQ”) and the Toronto Stock Exchange (“TSX”), the closing sale price of the common shares on NASDAQ on the business day immediately prior to the day on which the Market Price is to be determined, provided that such price shall not be less than the closing sale price for board lots of common shares on TSX on the business day immediately prior to the day on which the Market Price is to be determined, or if there is no sale of board lots of common shares on such day, then the average of the bid and asked prices on the TSX for the business day immediately prior to the day on which the Market Price is to be determined, or if there are no bid and asked prices on the TSX on such day, then the five-day weighted average of the closing prices for board lots of common shares on TSX based on the five business days immediately prior to the day on which the Market Price is to be determined;

(b)	at any time during which the common shares are not listed and posted for trading on NASDAQ, but are quoted on any other stock exchange, the closing sale price for board lots of common shares on such exchange on the business day immediately prior to the day on which the Market Price is to be determined, or if there is no sale of board lots of common shares on such day, then the average of the bid and asked prices on such exchange for the business day immediately prior to the day on which the Market Price is to be determined, or if there are no bid and asked prices on such exchange on such day, then the five-day weighted average of the closing sale prices for board lots of common shares on such exchange based on the five business days immediately prior to the day on which the Market Price is to be determined; and

(c)	at any other time, the fair market value of the common shares, as determined by the Board, with due regard being had to any over-the-counter sale prices, asked and bid prices, volume quotations, value of assets and liabilities of the Corporation, and income and prospects of the Corporation, as the Board shall in its sole discretion determine to be relevant.
     (3) Exercise of Option. Subject to the provisions of Paragraph H below, no part of any option may be exercised until the optionee shall have remained in the employ or as an officer or director of or provided services to the Corporation, or of an affiliate or subsidiary of the Corporation, for such period after the date on which the option is granted as the Board may specify in the option agreement, provided that such period shall in any event be no less than three months.
     (4) Payment of Purchase Price Upon Exercise. The purchase price of the shares for which an option shall be exercised shall be paid in cash or by certified cheque to the Corporation at the time of exercise. Notwithstanding the foregoing, any optionee may elect to effect a cashless exercise of any or all of such optionee’s right under an option. In connection with any such cashless exercise, the optionee shall be entitled to receive, without any cash payment (other than the taxes required to be paid in connection with the exercise which must be paid by the optionee to the Corporation in cash at the time of exercise), such number of whole common shares (rounded down to the nearest whole number) obtained pursuant to the following formula:

x	=	[a (b — c)] b

where

	x	=	the number of whole common shares to be issued

	a	=	the number of common shares under option

	b	=	the market price of the common shares as at the last trading immediately prior to the cashless exercise

	c	=	the exercise price of the option
In connection with any such cashless exercise, the full number of common shares issuable (item (a) in the formula) shall be considered to have been issued for the purposes of the reduction in the number of common shares which may be issued under the Plan.
     (5) Exercise in the Event of Death or Termination of Employment.
(a)	If an optionee shall die (i) while an employee, officer or director of or providing services to the Corporation, or of an affiliate or subsidiary of the Corporation, or (ii) within 30 days after termination of the optionee’s employment, office or directorship with or service to the Corporation, or an affiliate or subsidiary of the Corporation, in accordance with clause (b) or (c) below, the optionee’s option may be exercised, to the extent that the optionee shall have been entitled to do so at the date of death, by the person or persons to whom the optionee’s rights under the option pass by will or applicable law, or if no such person has such right, by the optionee’s executors or administrators at any time, or from time to time, within 12 months from the date when the secretary of the Corporation shall have given notice of this clause to the executors or administrators of the optionee following the optionee’s death, but in no event later than the expiration date specified in accordance with Subparagraph D(1) above.

(b)	If an optionee’s (or, if the optionee is a personal holding company controlled by, or a registered retirement savings plan established by, an officer, director, employee or service provider, then if such person’s) employment, office or directorship with or services to the Corporation, or an affiliate or subsidiary of the Corporation, shall terminate because of the optionee’s permanent disability, the optionee may exercise the optionee’s option, to the extent the optionee may be entitled to at the date of the termination of the optionee’s employment, office, directorship or services, at any time, or from time to time, within 6 months of the date of the termination of the optionee’s employment, office, directorship or services, but in no event later than the expiration date specified in accordance with Subparagraph D(1) above.

(c)	If any optionee’s (or, if the optionee is a personal holding company controlled by, or a registered retirement savings plan established by, an officer, director, employee or service provider, then if such person’s) employment, office or directorship with or services to the Corporation, or an affiliate or subsidiary of the Corporation, shall terminate for any reason other than the optionee’s death or permanent disability or dismissal for cause, the optionee may exercise the optionee’s option, to the extent that the optionee may be entitled to do so at the date of the termination of the optionee’s employment, office, directorship or services, at any time or from time to time, within 90 days of the date of termination of the optionee’s employment, office, directorship or services; but in no event later than the expiration date specified in accordance with Subparagraph D(1) above.

(d)	If any optionee’s (or, if the optionee is a personal holding company controlled by, or a registered retirement savings plan established by, an officer, director, employee or service provider, then if such person’s) employment, office, directorship with or services to the Corporation, or an affiliate or subsidiary of the Corporation, shall be terminated for cause, the optionee may exercise the optionee’s option, to the extent that the optionee would be entitled to do so at the date of the termination of his or her employment, office, directorship or services, at any time or from time to time, within 30 days of the date of termination of the optionee’s employment, office, directorship or services, but in no event later than the expiration date specified in accordance with Subparagraph D(1) above.
     (6) Non-transferability. No option granted under the Plan shall be transferable or assignable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an option shall be exercisable only by such optionee.
     (7) Investment Representation, Listing and Regulation.
(a)	No common shares shall be issued under the Plan unless and until the Plan shall have been approved by the TSX, if such approval is required under the rules of the TSX. Options may be granted prior to such approval, but the grant of such options shall be contingent on TSX approval of the Plan and may not be exercised prior thereto.

(b)	Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the registration, qualification or other approval of or in connection with the Plan or the common shares covered thereby is necessary or desirable under any provincial, state or federal law, then such option may not be exercised, in whole or in part, unless and until such registration, qualification or approval shall have been obtained free of any condition not acceptable to the Board. The optionee shall, to the extent applicable, cooperate with the Corporation in relation thereto and shall have no claim or cause of action against the Corporation or any of its officers, directors or shareholders as the result of any failure by the Corporation to take any steps to obtain any such registration, qualification or approval.

(c)	The granting of options and the issuance of common shares under the Plan shall be carried out in compliance with applicable statutes and with regulations of governmental authorities and applicable stock exchanges.

(d)	Notwithstanding any other provision of the Plan, the Board may impose such conditions on any award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Board determines otherwise: (i) transactions by and with respect to officers and directors of the Company who are subject to Section 16(b) of the Exchange Act shall comply with any applicable conditions of Rule 16b-3; and (ii) every provision of the Plan shall be administered, interpreted, and construed to carry out the foregoing provisions of this paragraph.
     (8) Adjustments in Event of Change of Common Shares. Subject to any required approvals of applicable regulatory authorities and stock exchanges, in the event of any change in the common shares by reason of any stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or rights offering to purchase common shares at a price substantially below fair market value, or of any similar change affecting the common shares, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares subject to option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

     (9) Liquidation. In the event the Board shall adopt a plan of complete liquidation, all options shall become immediately exercisable in full, notwithstanding that they may have been initially granted on an instalment basis.
     (10) No Rights as Shareholder. No optionee shall have any rights as a shareholder with respect to any common shares subject to the optionee’s option prior to the date of issuance to such optionee of a certificate or certificates for such shares.
     (11) No Rights to Continued Employment. The Plan and any option granted under the Plan shall not confer upon any optionee any right with respect to continuance of employment or as an officer or director with or service provider to the Corporation, or any affiliate or subsidiary of the Corporation, nor shall they interfere in any way with the right of the Corporation, or any affiliate or subsidiary of the Corporation, by which an optionee is employed or of which the optionee is a director or service provider to terminate the optionee’s employment or directorship or services at any time in accordance with applicable law.
E. Amendment and Discontinuance
     Subject to applicable regulatory requirements and except as provided herein, the Board may, in its sole and absolute discretion and without shareholder approval, amend, suspend, terminate or discontinue the Plan and may amend the terms and conditions of options granted pursuant to the Plan. Provided, however, that if the Board wishes to: (i) increase the aggregate number of common shares reserved under the Plan, (ii) reduce the exercise price of options or cancel and re-issue options, (iii) extend the term of an option beyond the original expiry date except in the event of a Black-out Period, (iv) change the transferability or assignability provisions to permit a transfer of an option other than by will, for estate planning purposes, or as ordered by a family court having jurisdiction over the optionee, or (v) change the eligibility under the Plan for non-employee directors or increase the limits on non-employee director participation under the Plan, shareholder approval will be required. Notwithstanding any other provision of the Plan, no amendment or modification shall provide for the option price of an option to be lower than the closing sale price for board lots of common shares on TSX on the business day immediately prior to the date of the grant of any such option.
     (1) Amendments to Plan. Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval:
(a)	amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including without limitation: (i) the rules of the TSX, NASDAQ or any national securities exchange or system on which the stock is then listed or reported, or by any regulatory body having jurisdiction with respect thereto, and (ii) amendments as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act;

(b)	amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(d)	amendments to the provisions of the Plan respecting the terms and conditions on which options may be granted pursuant to the Plan, including the provisions relating to the option price, the option period and the vesting schedule; and

(e)	amendments to the Plan that are of a “housekeeping” nature.
     (2) Amendment of Options Granted Pursuant to Plan. Without limiting the generality of the foregoing and subject to shareholder approval for specified amendments as provided above, the Board may amend the option price, the option period, the vesting schedule and the termination provisions of options granted pursuant to the Plan, without shareholder approval.
F. Proceeds from Sales of Shares
     Any cash proceeds from the sale of shares issued upon exercise of the options shall be added to the general funds of the Corporation.
H. Shareholder Approval
     In the event shareholder approval is required for an amendment to the Plan pursuant to Section E, the Plan shall be presented to the Corporation’s shareholders within 12 months of its adoption by the Board for approval by such shareholders. Options may be granted prior to such approval, but such options shall be contingent upon such approval being obtained and may not be exercised prior to such approval.